EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: November 3, 2005
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

MICHAEL KEANE TO SUCCEED LEE LEVEL
AS CHIEF FINANCIAL OFFICER OF CSC

          EL SEGUNDO, Calif., Nov. 3 - Computer Sciences Corporation (NYSE: CSC) today announced plans for Michael E. Keane, 49, to succeed Leon J. (Lee) Level as Corporate Vice President and Chief Financial Officer of CSC. Keane's appointment will be effective immediately upon completion of the filing of the company's fiscal third quarter SEC Form 10-Q during early February 2006. He will report to CSC Chairman and Chief Executive Officer Van B. Honeycutt.

          Keane joined CSC September 1, 2005, as Vice President, Finance. He is currently responsible for a number of financial operations at CSC, including the functions of controller, treasurer, taxes, corporate shared services, and policies and procedures. Upon becoming CFO, he will assume additional responsibility for the internal audit and investor relations functions.

          Level, 64, who has served as CSC's CFO since August 1989, will continue to serve as a Corporate Vice President and report to Van Honeycutt, working with him on various strategic projects. In addition, he will retain responsibility for corporate supply chain management and administrative services.

          "I am pleased Mike has joined CSC and look forward to his taking on the future role as Chief Financial Officer," said Honeycutt. "We are executing our plan for a smooth transition in this important role, and I look forward to working with Mike and Lee in continuation of sound fiscal stewardship and delivery of superior results."

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Computer Sciences Corporation - Page 2	November 3, 2005

          Keane joined CSC from UNOVA, Inc., where he served as Senior Vice President and Chief Financial Officer since 1997, following the spin-off of UNOVA from Western Atlas Inc., where he held the same positions. He joined Litton, a UNOVA predecessor company, in 1981, was named Assistant Treasurer in 1988, and became Director of Pensions and Insurance in 1991. He was elected Vice President and Treasurer of Western Atlas when the company was spun off from Litton, and was promoted to Senior Vice President and Chief Financial Officer in 1996. Prior to his career at Litton, Keane worked in the Chicago office of Price Waterhouse. He holds a bachelor's degree in accounting from Illinois State University and a master's degree in business administration from the Anderson Graduate School of Management at the University of California at Los Angeles.

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.3 billion for the 12 months ended July 1, 2005. For more information, visit the company's Web site at www.csc.com.

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